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                                                                    EXHIBIT 99.1


                           HELEN OF TROY, LTD. REPORTS
                    4 TH QUARTER/YEAR END SALES AND EARNINGS


EL PASO, TEXAS, MAY 11 - Helen of Troy, Ltd. (NASDAQ, NM: HELE), a designer, developer and worldwide marketer of brand-name personal care products, today reported sales and earnings for the fourth quarter and year ended Feb. 29, 2000.

         In reporting such earnings, Helen of Troy reaffirmed its business plan, which contemplates eliminating unprofitable products, pursuing new product development, and making acquisitions that have an accretive impact on the Company's earnings. In implementing this business plan, the Company's fourth quarter results were negatively impacted by approximately $9 million, or 31 cents per diluted share in year-end after-tax adjustments, including primarily charges related to the discontinuation of non-core products. Also during the fourth quarter, the Company implemented several major organizational changes. These changes realigned organizational responsibilities, restructured various departments and streamlined certain functions within the Company. This restructuring should allow the Company to operate more efficiently and improve overall market responsiveness.

         Fourth quarter net loss was $6,853,000 or 23 cents per diluted share, compared with net income of $4,860,000 or 16 cents per diluted share for the same period a year earlier. Excluding the above adjustments, fourth quarter net income would have been $2,290,000 or 8 cents per diluted share. Fourth quarter sales were $66,203,000 down 4 percent from sales of $69,045,000 in the similar period of the prior year.

         Net income for the year was $13,111,000 or 44 cents per diluted share, compared to $28,330,000 or 96 cents per diluted share in the comparable period last year. Fiscal year 2000 sales increased 2 percent to $299,513,000 from sales of $294,487,000 last year.

         Gerald J. Rubin, chairman and chief executive officer, stated that, "In spite of the difficulties encountered over the past fiscal year, our core business market share remains strong and we feel confident that we have worked through the short-term warehouse and distribution issues which impacted the last three quarters. As part of our long-term strategy, we have added to our core business during the last quarter with the acquisition of the Sunbeam and Oster trade names for home hair clippers and Sunbeam for hair care appliances. Subsequently, we have completed a strategic investment in Tactica International, Inc. of New York. We believe both of these long-term initiatives complement Helen of Troy's business strategy.

         With our new product development process now in place, Helen of Troy will pursue more innovative new products and reduced time lines for new product introductions. We believe this will allow us to deliver top quality personal care products to the marketplace and to our consumers, faster and more efficiently than in the past. The impact of these changes have already become evident with the new products launched at the January 2000 International Housewares Show where we introduced over 30 new appliances, including the quietest 1875 watt hairdryer under the Revlon brand name and 11 new massagers under the Dr. Scholl's brand name." Rubin concluded.

         The decline in fourth quarter sales was affected by reduced infomercial sales of the Caruso Molecular Steam Hairsetter. The Caruso products, which sold via infomercials in the third and fourth quarters of last year, have become regular stock items this year in retail outlets with sales more evenly distributed throughout the year.


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         Helen of Troy, Ltd. designs, produces and markets brand-name consumer products including hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths and body massagers. The Company's products are sold primarily through mass merchandisers, drug chains, warehouse clubs and grocery stores under the licensed trade names of Vidal Sassoon, licensed from Procter & Gamble Co., the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's, licensed from Schering-Plough HealthCare Products, Inc., the trademark BARBIE (TM), owned by and used under license from Mattel, Inc., and Sunbeam(R) and Oster(R) brands, licensed from Sunbeam Corporation. Helen of Troy's owned trade names include Dazey, Caruso, Karina and DCNL, with its Kurl*Mi, Heat*Mi, Detangle*Mi and Wrap*Mi lines of brushes and rollers. The Company also markets products under the Helen of Troy, Hot Tools, Hot Spa, Salon Edition, Gallery Series, Wigo and Ecstasy trade names to the professional beauty salon industry.

  This press release may contain certain forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's
                Form 10-K for the year ended February 28, 1999.


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HELEN OF TROY LIMITED COMPARATIVE ANALYSIS
(IN THOUSANDS, EXCEPT SHARES AND EARNING PER SHARE)


                                                      FOR THE THREE MONTHS ENDED                 FOR THE YEAR ENDED
                                                    02/29/00              02/28/99           02/29/00           02/28/99
                                                  ------------          ------------       ------------       ------------

Net Sales                                         $     66,203          $     69,045       $    299,513       $    294,487

Cost of Sales                                           41,971(1)             39,594            185,685            175,293
                                                  ------------          ------------       ------------       ------------

Gross profit                                            24,232                29,451            113,828            119,194

Selling, general and administrative expenses            33,880(2)             23,331            104,409             82,862
                                                  ------------          ------------       ------------       ------------

Operating Income                                        (9,648)                6,120              9,419             36,332

Other income (expenses):

             Interest Expense                           (1,027)                 (756)            (3,530)            (3,337)
             Interest Income                               231                   166                987              1,496
             Other Income, Net                             123                   545              6,221                922
                                                  ------------          ------------       ------------       ------------

Earnings before income taxes                           (10,321)                6,075             13,097             35,413

Income tax expense                                      (3,468)                1,215                (14)             7,083

Net earnings/(loss)                               $     (6,853)         $      4,860       $     13,111       $     28,330
                                                  ============          ============       ============       ============

Net earnings/(loss) per share                     $       (.23)         $        .16       $        .44       $        .96

Weighted average shares
used in computation                                 29,484,950            30,074,715         29,885,260         29,596,189



(1) Includes $2,781,000 primarily related to discontinuation of non-core products

(2) Includes $10,601,000 primarily related to discontinuation of non-core products


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                SELECTED CONSOLIDATED BALANCE SHEET INFORMATION


                                                          FOR THE YEAR ENDED
                                                          ------------------

                                                      02/29/00          02/28/99
                                                      --------          --------

Cash                                               $ 34,265,000      $ 33,691,000

Short Term Market Investments                           994,000                --

Accounts receivable                                  52,916,000        59,799,000
Inventory                                            96,959,000        90,288,000


Total current assets                                194,023,000       189,684,000

Total assets                                        304,252,000       294,036,000

Total current liabilities                            39,628,000        38,744,000
Total long term liabilities                          55,000,000        55,450,000


Stockholders' equity                               $209,624,000      $199,842,000